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EXHIBIT 10.89

May 2, 2000

Mr. Rick Karo
Hearst Entertainment
1640 S. Sepulveda Blvd., 4th Floor
Los Angeles, CA 90025

Re:	Term Sheet: Hearst Entertainment/The Harvey Entertainment Company Joint Venture

Dear Rick:

    This letter shall confirm the terms of our agreement regarding the strategic alliance between The Harvey Entertainment Company ("Harvey") and Hearst Entertainment ("Hearst") in connection with the licensing and merchandising activities of Harvey and the Harvey characters, as follows:

1.
STRUCTURE: Harvey and will enter into a licensing representation agreement with Hearst, which be negotiated between the parties in good faith. The Agreement shall grant to Hearst all licensing and merchandising rights to all of Harvey's characters now owned or acquired by Harvey during the Term within the Territory, subject to contractual exclusions due to co-production agreements, distribution agreements, licensing agreements etc.

2.
TERM: Two years commencing June 15, 2000, subject to a mutually-agreed upon renewal for an additional two year term. Hearst shall obtain Harvey's prior written approval before entering into any license agreements with any third parties, which would terminate later than twelve (12) months subsequent to the end of the term of this Agreement. Harvey shall have the right to terminate this Agreement at any time during the term should Harvey undergo a change in control of its corporate structure. (e.g. a merger, sale, or consolidation that substantially changes the current control of the corporation), provided that, in the event of such termination, Hearst shall be given one of the following notice periods: a) in the event Harvey is acquired by or merged with an entity actively involved in the licensing and merchandising business, six (6) months; or b) in the event Harvey is acquired by or merged with an entity not actively involved in the licensing and merchandising business, one (1) year. The parties agree that any deals which Hearst has entered into prior to the receipt of notice of termination shall continue in place until the end of their terms and Hearst shall be entitled to its full compensation for such agreements as set forth herein.

3.
TERRITORY: Worldwide excluding Central and South America.

4.
RIGHTS: All Licensing and Merchandising and promotional tie-in rights owned or controlled by Harvey, excluding all internet rights.

5.
COMPENSATION: Hearst shall receive as compensation derived from the exploitation of the rights granted by Harvey herein as follows:

  Revenue Derived from the United States:

  a)
  20% of all gross revenues derived from the exploitation of the rights granted by Harvey herein on gross revenues between $0-1 million per 12 months; and

  b)
  35% of all gross revenues derived from the exploitation of the rights granted by Harvey herein on gross revenues from $1 million—$3 million per 12 months; and

  c)
  40% of all gross revenues derived from the exploitation of the rights granted by Harvey herein on gross revenues in excess of $3 million per 12 months.

  Revenue Derived Outside of the United States:

  a)
  15% of net revenues with "net revenues" defined as all revenue received following the deduction of foreign licensing and merchandising agent commissions.

6.
EXPENSES: Within thirty (30) days following the commencement of each twelve (12) month period of the Term, Hearst shall present to Harvey a written plan of action setting out in detail Hearst's marketing and sales plan for the Harvey characters and the exploitation of the rights granted by Harvey herein. Such plan shall include a complete budget of all projected out-of-pocket direct expenses that Hearst shall incur in connection with the exploitation of the rights granted by Harvey herein. Harvey shall have the right to pre-approve all such direct, out-of-pocket expenses, and Hearst shall have the right to recoup only those direct, out-of-pocket expenses pre-approved by Harvey pursuant to such budget. Notwithstanding the above, Hearst's ability to recoup its expenses, shall be restricted further in that the total compensation as set forth above in Paragraph 5, plus recouped expenses, shall not exceed fifty (50%) percent of all gross revenues for each twelve (12) month period of the Term. Hearst will waive any unrecouped expenses in excess of this limit.

7.
FOREIGN AGENTS: Hearst shall use its best efforts to work with the existing Harvey foreign agents but, subject to Harvey's contractual commitments, Hearst shall have the right to recommend and modify such foreign agent representation in such instances as non-performance, strategic opportunities and Harvey co-production initiatives.

8.
HARVEY STAFFING REQS: Harvey shall provide one Harvey employee to serve as liaison with Hearst and provide Hearst with copies of and access to available style guide materials, reference and archive materials, historical contracts, foreign agent representative agreements and other timely information on Harvey characters and filmed entertainment activities.

9.
MISCELLANEOUS: It is contemplated that Harvey and Hearst shall prepare longform document(s) incorporating the terms and conditions herein, but until such time this agreement shall serve as a full and complete understanding of the agreement between Harvey and Hearst, and shall be binding upon both Harvey and Hearst. This agreement shall be governed by the laws of the State of California.

    We look forward to our mutually beneficial relationship. Please indicate your agreement to the terms and conditions herein by signing in the space provided below. Please be advised that Harvey's agreement shall be subject to approval by its Board of Directors.

Best regards,
/s/ RICK MISCHEL Rick Mischel President and COO
Agreed and Accepted:
HEARST ENTERTAINMENT
By:	/s/ RICK KARO
Its:	Exec. V.P.
Date:	5/24/00

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EXHIBIT 10.89